UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
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Cerecor Inc.
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400 E. Pratt Street, Suite 606
Baltimore, Maryland 21202
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 12, 2017
Dear Stockholder of Cerecor Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders of Cerecor Inc., a Delaware corporation. The meeting will be held on Friday, May 12, 2017 at 10:00 a.m. local time at the offices of Cooley LLP, 1114 Avenue of the Americas, New York, New York 10036 for the following purposes:

1.	To elect the two nominees for director named herein to hold office until the 2020 Annual Meeting of Stockholders.

2.
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 24, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders' Meeting to Be Held on May 12, 2017 at 10:00a.m. local time at the offices of Cooley LLP, 1114 Avenue of the Americas, New York,
New York 10036.

The proxy statement and annual report to shareholders are available at IR.cerecor.com.

By Order of the Board of Directors,

Mariam E. Morris
Secretary
Baltimore, Maryland
March 31, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CERECOR INC.
400 E. Pratt Street, Suite 606
Baltimore, Maryland 21202
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
May 12, 2017
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Cerecor Inc. (sometimes referred to as the “Company” or “Cerecor”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about March 31, 2017 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 11, 2017.
How do I attend the Annual Meeting?
The meeting will be held on Friday, May 12, 2017 at 10:00 a.m. local time at the offices of Cooley LLP, 1114 Avenue of the Americas, New York, New York 10036. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 24, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were 10,799,628 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 24, 2017, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 24, 2017, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?
There are two matters scheduled for a vote:

•	Election of two directors; and

•
Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” both of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote over the telephone, dial toll-free 1-800-776-9437 in the United States, or 1-718-921-8500 from outside the United States, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 11, 2017 to be counted.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent. Follow the instructions from your broker, bank or dealer included with these proxy materials, or contact your broker, bank or dealer to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own at the close of business on March 24, 2017.
What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by telephone, by completing your proxy card or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, dealer or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter under applicable rules. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested), executive compensation (including any changes to or the adoption of benefit plans), mergers, stockholder proposals, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 (the election of two directors) without your instructions, but may vote your shares on Proposal 2 (the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017) even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director, and “For” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may grant a subsequent proxy by telephone.

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or dealer as a nominee or agent, you should follow the instructions provided by your broker, bank or dealer.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
Stockholder proposals intended to be presented at our 2018 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by us no later than 5:00 p.m., Eastern time, on January 12, 2018. Such proposals also must comply with Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the Corporate Secretary, Cerecor Inc., 400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202.
To be considered for inclusion in next year’s proxy materials for our 2018 Annual Meeting, any proposal or director nomination must be submitted in writing between January 12, 2018 and February 11, 2018, to Corporate Secretary, Cerecor Inc., 400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202. Director nominations must include the information required by our bylaws, including, among other things the full name, address and age of the proposed nominee, the proposed nominee’s principal occupation or employment, the class and number of shares of capital stock of the Company owned of record and beneficially by such proposed nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved). You may contact our Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1.	Election of Directors	Nominees receiving the most “For” votes	“Withheld” votes will have no effect	None
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal ending December 31, 2017	“For” votes from a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. At the close of business on the record date, there were 10,799,628 shares outstanding and entitled to vote. Thus, the holders of 5,399,815 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy by telephone or proxy card (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors in office. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors currently consists of six members. There are two directors in the class whose term of office expires in 2017. Each nominee listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2020 Annual Meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. In 2016, seven of our directors attended the Annual Meeting.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING
Isaac Blech. Mr. Blech, age 67, has served on our Board of Directors since March 2011, as Vice Chairman of our Board since March 2012 and as lead independent director since March 2016. Mr. Blech has served on the board of directors of SpendSmart Networks, Inc. since March 2011; Medgenics, Inc. since May 2011; root9b Technologies since June 2011; and ContraFect Corporation since August 2011. Mr. Blech also serves as the Vice Chairman of the board of directors of Edge Therapeutics, Inc., a position he has held since January 2013, and InspireMD, Inc., a position he has held since January 2016. Previously, Mr. Blech served as the Vice Chairman of the board of directors of RestorGenex Corporation, now known as Diffusion Pharmaceuticals, Inc. from November 2013 to January 2016. Prior to joining our board of directors, Mr. Blech played a role in establishing some of the world’s leading biotechnology companies such as Celgene, ICOS Corporation, Pathogenesis Corporation, Nova Pharmaceutical Corporation and Genetic Systems Corporation. These companies are responsible for major advances in oncology, infectious disease and cystic fibrosis. Mr. Blech received his B.A. in Medicine from Baruch College. Our Board of Directors believes that Mr. Blech’s experience as a director of several public biotechnology and pharmaceutical companies gives him the qualifications, skills and financial expertise to serve on our Board.
Phil Gutry. Mr. Gutry, age 43, has served on our Board of Directors since April 2015. Mr. Gutry has 20 years of experience in the biopharmaceutical industry in a variety of senior investment, business development, and strategic roles. Since July 2015, Mr. Gutry has served as Senior Director of Business Development at Regeneron Pharmaceuticals, Inc., an integrated biopharmaceutical company. From May 2011 to June 2015, Mr. Gutry served as a Principal of MPM Capital, Inc., a venture capital firm with a focus on the life sciences industry, where he led investments in oncology and neuroscience and managed several of MPM’s pharmaceutical partnerships. Prior to joining MPM Capital, Mr. Gutry worked in corporate development at Gilead Sciences, Inc., a research-based biopharmaceutical company, where he led business development activities in liver, respiratory, and infectious disease. Mr. Gutry previously worked at Riverside Partners, LLC, a health-care focused private equity firm, and The Wilkerson Group. Mr. Gutry received his A.B. in Earth Sciences from Dartmouth College and an M.B.A. in

Healthcare Management from The Wharton School. Our Board of Directors believes that Mr. Gutry’s experience in the biopharmaceutical industry and in venture capital makes him a valuable member of our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING
Thomas H. Aasen. Mr. Aasen, age 56, has served on our Board of Directors since January 2016. Mr. Aasen served in various roles at Acadia Pharmaceuticals Inc. from 1998 until his retirement in 2014, most recently as its Executive Vice President, Chief Financial Officer, Chief Business Officer and Treasurer. Previously, Mr. Aasen held financial management positions at several publicly traded life sciences companies, including Axys Pharmaceuticals, formerly Sequana Therapeutics, Genta, Inc. and Gen-Probe, Inc. Earlier in his career, Mr. Aasen held various positions in public accounting at KPMG Peat Marwick, including Audit Manager. Mr. Aasen received his B.S. in Business Administration (Accounting) from San Diego State University and is a licensed certified public accountant (inactive status) in the State of California. Our Board of Directors believes that Mr. Aasen’s extensive financial management experience at biopharmaceutical companies will make him a valuable member of our Board.
Uli Hacksell, Ph.D. Dr. Hacksell, age 66, is our President and Chief Executive Officer, a position he has held since January 2016. He has served as the Chairman of our Board of Directors since May 2015. From September 2000 to March 2015, Dr. Hacksell served as the Chief Executive Officer and as a director of ACADIA Pharmaceuticals Inc. From February 1999 to September 2000, he served as the Executive Vice President of Drug Discovery of ACADIA. Previously, Dr. Hacksell held various senior executive positions at Astra AB, a pharmaceutical company, including Vice President of Drug Discovery and Technology, and President of Astra Draco AB, one of Astra’s largest research and development subsidiaries. He also served as Vice President of CNS Preclinical R&D at Astra Arcus, another Astra subsidiary. Earlier in his career, Dr. Hacksell held the positions of Professor of Organic Chemistry and Department Chairman at Uppsala University in Sweden and served as Chairman and Vice Chairman of the European Federation of Medicinal Chemistry. Dr. Hacksell received his Master of Pharmacy and a Ph.D. in Medicinal Chemistry from Uppsala University. Our Board of Directors believes that Dr. Hacksell brings to the board substantial leadership skills and scientific background that are helpful in its discussions for determining the company’s growth strategy and business plans. Furthermore, our Board of Directors believes that Dr. Hacksell’s strong and consistent leadership of the Company as our President and Chief Executive Officer and his experience with the Company make him particularly well qualified to be our Chairman.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING
Eugene A. Bauer, M.D. Dr. Bauer, age 74, has served on our Board of Directors since May 2011. Dr. Bauer co-founded and has served as the Chief Medical Officer, and a member of the board of directors, of Dermira, Inc., formerly known as Skintelligence, Inc., a dermatology company in the San Francisco Bay area, since June 2010. From June 2008 to November 2009, Dr. Bauer served as the President and Chief Medical Officer of Peplin, Inc., a development-stage dermatology company. Following its acquisition by LEO-Pharma in November 2009, Dr. Bauer continued as a consultant with Peplin through June 2010. From 2004 to 2008, Dr. Bauer served as the Chief Executive Officer of Neosil, Inc. a development-stage dermatology pharmaceutical company. Dr. Bauer also has served as a Professor (Emeritus) in the School of Medicine at Stanford University since 2002 , where from 1995 to 2001 he was Vice President for Medical Affairs and Dean of the School of Medicine. Dr. Bauer has served on the board of directors of Medgenics, Inc. since March 2001 and Dr. Tattoff, Inc. since August 2010. He received his B.S. in Medicine and his M.D. from Northwestern University and is a member of several honorific organizations, including the National Academy of Medicine of the United States. Our Board of Directors believes that Dr. Bauer’s strong background of service on the boards of directors of numerous public pharmaceutical companies and his vast industry experience make him a valuable member of our Board.
Magnus Persson, M.D., Ph.D. Dr. Persson, age 56, has served on our Board of Directors since August 2012. Dr. Persson is Chief Executive Officer of Karolinska Institutet Holding AB in Stockholm, Sweden, a position he has held since September 2013. He also has served as an Associate Professor in Physiology at the Karolinska Institutet

since September 1994 and as a practicing pediatrician at CityAkuten in Stockholm, Sweden since December 2012. Previously, Dr. Persson served as a Partner at HealthCap, a Swedish-based venture capital firm, from January 2008 to December 2009, and as a Managing Partner at The Column Group, a San Francisco-based venture capital firm, from January 2010 to November 2011. Dr. Persson co-founded Aerocrine AB, a medical technology company in 1994. Dr. Persson has also served on the boards of Karolinska Instituet Innovations AB, a technology transfer company, since December 2011, Galecto AB, a biotechnology company, since January 2013, AscendxSpine Inc., a medical device company, since December 2012, SLS Ventures AB, a life science venture capital firm, since March 2012, Karolinska Instituet Information AB, a healthcare IT-software company, since October 2015, Immunicum AB, a biotechnology company, since December 2015, and Albumedix AS, a biotechnology company, since January 2016. Dr. Persson received his M.D. and Ph.D. in physiology from the Karolinska Institutet. Our Board of Directors believes that Dr. Persson’s extensive experience in medicine, life sciences and biotechnology financing and his experience founding and leading public biotechnology and medical technology companies make him a valuable member of our Board who will assist in the development of our growth strategy and business plans.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the listing standards of The NASDAQ Stock Market (“NASDAQ”), on which our stock is listed, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by the Board. The Board of Directors regularly consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards and the independence criteria set forth in our Corporate Governance Guidelines: Messrs. Aasen, Blech and Gutry and Drs. Bauer and Persson. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated. The Board considered all relationships and transactions that occurred during any 12-month period within the last three fiscal years, including the participation by our directors and entities affiliated with our directors in various financing transactions with the Company, and determined that there were no relationships that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

As provided in the Company’s Related Person Transactions Policy, the Board considered that the aggregate dollar amount of the transactions during any 12-month period within the last three fiscal years did not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues and, therefore, was not regarded as compromising the director’s independence. Based on this review, the Board affirmatively determined that both of the directors nominated for election at the Annual Meeting are independent under the standards set forth in the Company’s Corporate Governance Guidelines and applicable NASDAQ rules.

BOARD LEADERSHIP STRUCTURE
The Company’s Board of Directors is currently chaired by our President and Chief Executive Officer, Dr. Hacksell. The Board of Directors has also appointed Mr. Blech as the lead independent director of the Board.
The Company believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board of Directors and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board of Directors, facilitating the regular flow of information.
The Board of Directors appointed Mr. Blech as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer and Chairman. For instance, the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over and establish the agendas for meetings of the independent directors, preside over any portions of Board meetings at which the evaluation of the Board is presented or discussed, coordinate the activities of the other independent directors and perform such other duties that the Board may establish or delegate. In addition, it is the responsibility of the lead independent director to coordinate between the Board of Directors and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board of Directors in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.
Our independent directors meet alone in executive session at no less than two times per year. The Chairman of the Board may call additional executive sessions of the independent directors at any time, and the Chairman of our Board shall call an executive session at the request of a majority of the independent directors. The purpose of these executive sessions is to promote open and candid discussion among non-employee directors.

ROLE OF THE BOARD IN RISK OVERSIGHT
Our Board of Directors believes that risk management is an important part of establishing, updating and executing the Company’s business strategy. Our Board of Directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the Company. Our Board of Directors focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board of Directors and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board of Directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

The Audit Committee of the Board of Directors, as part of its responsibilities, oversees the management of financial risks, including accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage and cash investment strategy and results. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the Company’s internal audit function, if required, and its independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures. The Compensation Committee of the Board of Directors is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Nominating and Corporate Governance Committee of the Board of Directors oversees the management of risks associated with our overall compliance and corporate governance practices, and the independence and composition of our board of directors. These committees provide regular reports, on at least a quarterly basis, to the full Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met eight times during 2016. All directors except Dr. Bauer attended at least 75% of the aggregate number of meetings of the Board and of the committees on which she or he served, held during the portion of 2016 for which she or he was a director or committee member, respectively. As required under applicable NASDAQ listing standards, in fiscal 2016, the Company’s independent directors met five times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership for each of the board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Magnus Persson, M.D., Ph.D.	X	X
Eugene A. Bauer, M.D.			X
Phil Gutry	X*
Thomas Aasen	X
Isaac Blech		X*	X*

* Committee Chairperson

Below is a description of each committee of the Board of Directors Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.
The Audit Committee is composed of three directors: Mr. Aasen, Mr. Gutry and Dr. Persson. The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has also determined that Mr. Gutry qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Gutry’s level of knowledge and experience based on a number of factors, including his formal education and experience.
The Audit Committee met nine times during 2016. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.cerecor.com.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Mr. Phil Gutry
Mr. Thomas Aasen
Dr. Magnus Persson
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee approves the compensation objectives for the company, approves the compensation of the Chief Executive Officer and approves or recommends to our board of directors for approval the compensation of other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.
The Compensation Committee is composed of two directors: Mr. Blech and Dr. Persson. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards) and each is a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act. The Board of Directors has determined that the composition of the Compensation Committee satisfies the applicable independence requirements under, and the functioning of our Compensation Committee complies with, the applicable requirements of the NASDAQ listing rules and SEC rules and regulations.
The Compensation Committee met four times during 2016. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.cerecor.com.
Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets regularly, but in no event less than annually. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with Chairman as needed. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.
The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors or consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the six factors prescribed by the SEC and NASDAQ that bear upon the advisor’s independence; however, there is no requirement that any adviser be independent.
During 2016, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Radford as its compensation consultant. The Compensation Committee requested that Radford:

•
evaluate the efficacy of the Company’s compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals, particularly in light of the Company’s initial public offering; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee recommended that the Board of Directors approve the recommendations of Radford relating to executive and director compensation, which are further discussed under “Executive Compensation” and “Director Compensation.”
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In January 2016, the Compensation Committee formed a subcommittee, currently composed of Dr. Hacksell, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to new-hire employees who are not executive officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to new, non-management employees within specified limits approved by the Compensation Committee. In particular, the subcommittee may not grant options to acquire more than an aggregate of 100,000 shares per year. As part of its oversight function, the Compensation Committee will review on a regular basis the list of grants made by the subcommittee/committee. As of March 24, 2017, the subcommittee has granted 6,000 stock options.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies as identified by the consultant.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for making recommendations to our Board regarding candidates for directorships and the structure and composition of our Board and the Board committees. In addition, the Nominating and Corporate Governance Committee is responsible for maintaining and recommending to our Board corporate governance guidelines applicable to the company and advising our Board on corporate governance matters.
The Nominating and Corporate Governance Committee is composed of two directors: Dr. Bauer and Mr. Blech. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met three times during 2016. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.cercor.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. While the Nominating and Corporate Governance Committee does not have a specific policy concerning diversity, it does consider potential benefits that may be achieved through diversity in viewpoint, professional experience, education and skills. The Board and the Nominating and Corporate Governance Committee assess the effectiveness of the Board’s diversity efforts as part of the annual Board evaluation process.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent under the Company’s Corporate Governance Guidelines, and for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, an executive search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee also will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee between January 12, 2018 and February 11, 2018 at the following address: Corporate Secretary, Cerecor Inc., 400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202.
Our bylaws also permit stockholders to nominate director candidates for consideration at an annual meeting of stockholders. Stockholders wishing to nominate director candidates can do so by writing to Corporate Secretary, Cerecor Inc., 400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202, giving the information required in our bylaws, including, among other things the full name, address and age of the proposed nominee, the proposed nominee’s principal occupation or employment, the class and number of shares of capital stock of the Company owned of record and beneficially by such proposed nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved). You may contact our Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations. Stockholder nominations must be received between January 18, 2017 and February 17, 2017 to be considered for candidacy at the 2017 annual meeting of stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year, the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

CODE OF ETHICS
The Company has adopted the Cerecor Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.cerecor.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES
In June 2015, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, the role of the Board, director orientation and education, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.cerecor.com.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2016	2015
Audit Fees(1)	$365,695	$1,127,428
All Other Fees(2)	1,995	—
	$367,690	$1,127,428

(1) Audit fees consisted of audit work performed in the audit of our financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as accounting consultations billed as audit services, and consents and assistance with and review of documents filed with the SEC.

(2) All other fees consisted of all other products and services provided by the independent registered public accounting firm that are not reflected in any of the previous categories, such as the use of online accounting research tools.

All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES.
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OFCERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 24, 2017 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Sharyar Barandaran 414 N. Camden Drive, Suite 1240 Beverly Hills, CA 90210 (2)	797,007	7.3%
New Enterprise Associates 14, L.P. and affiliates c/o New Enterprise Associates 1954 Greenspring Drive, Suite 600 Timonium, MD 21093 (3)	595,435	5.5%
Apple Tree Partners IV, L.P.. 47 Hulfish Street, Suite 441 Princeton, NJ 08542 (4)	595,436	5.5%

Directors and Named Executive Officers:
Uli Hacksell, Ph.D. (5)	220,715	2.0%
Ronald Marcus, M.D. (6)	136,711	1.3%
John Kaiser (7)	84,004	*
Thomas H. Aasen (8)	27,352	*
Eugene A. Bauer, M.D. (9)	60,015	*
Isaac Blech (10)	529,722	4.9%
Phil Gutry (11)	20,245	*
Magnus Persson, M.D., Ph.D. (12)	53,931	*
All current executive officers and directors as a group (9 persons) (13)	1,184,705	10.7%

*    Less than one percent.

(1)
This table is based upon information supplied by our executive officers, directors and principal stockholders and the Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,799,628 shares outstanding on March 24, 2017, adjusted as required by rules promulgated by the SEC.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 15, 2017 and consists of (a) 642,307 shares of common stock directly held by Sharyar Barandaran and (b) 154,700 shares of common stock issuable upon the exercise of warrants within 60 days of March 24, 2017.

(3)
Consists of (a) 594,245 shares of common stock directly held by New Enterprise Associates 14, L.P. (“NEA 14”) and (b) 1,190 shares of common stock directly held by NEA Ventures 2014, L.P. (“NEA Ventures”). These shares are indirectly held by NEA Partners 14, Limited Partnership (“NEA Partners 14”), the sole general partner of NEA 14, NEA 14 GP, LTD. (“NEA 14 GP”), the sole general partner of NEA Partners 14, and each of the individual directors of NEA 14 GP. The individual directors of NEA 14 GP are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Anthony A. Florence, Jr., Patrick J. Kerins, Krishna “Kittu” Kolluri, David M. Mott, Scott D. Sandell, Peter Sonsini, Ravi Viswanathan and Harry R. Weller. NEA 14, NEA Partners 14, NEA 14 GP and the directors of NEA GP share voting and dispositive power with respect to the shares held by NEA 14. The shares directly held by NEA Ventures are indirectly held by Karen P. Welsh, the general partner of NEA Ventures, who holds voting and dispositive power with respect to the shares held by NEA Ventures. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein, if any.

(4)
Consists of 595,436 shares of common stock owned by Apple Tree Partners IV, L.P. (“ATP IV”). As the sole general partner of ATP IV, ATP III GP, Ltd. ("GP"), may be deemed to own beneficially our shares held by ATP IV. As the sole director of the GP, Dr. Seth L. Harrison may be deemed to own beneficially our shares held by ATP IV. Dr. Harrison disclaims beneficial ownership except to the extent of his pecuniary interest in our shares held by ATP IV.

(5)	Includes 210,715 shares of common stock issuable upon the exercise of options within 60 days of March 24, 2017.

(6)
Includes (a) 46,711 shares of common stock issuable upon the exercise of options within 60 days of March 24, 2017 and (b) 54,000 shares of common stock issuable upon the exercise of warrants within 60 days of March 24, 2017.

(7)	Includes 74,004 shares of common stock issuable upon the exercise of options within 60 days of March 24, 2017.

(8)	Consists of 27,352 shares of common stock issuable upon the exercise of options within 60 days of March 24, 2017.

(9)	Includes 33,230 shares of common stock issuable upon the exercise of options within 60 days of March 24, 2017.

(10)
Includes (a) 182,030 shares of common stock held by the Daniel Blech Trust DTD 8/3/2005, or the Blech Trust, (b) 106,644 shares of common stock issuable upon the exercise of options within 60 days of March 24, 2017, and (c) 1,190 shares of common stock issuable upon the exercise of warrants within 60 days of March 24, 2017 held by Mr. Blech, and 36,406 shares of common stock issuable upon the exercise of warrants within 60 days of March 24, 2017 held by the Blech Trust. Mr. Blech has voting control over all of the shares held by the Blech Trust and Mr. Blech disclaims beneficial ownership of such shares.

(11)	Consists of 20,245 shares of common stock issuable upon the exercise of options within 60 days of March 24, 2017.

(12)	Consists of 53,931 shares of common stock issuable upon the exercise of options within 60 days of March 24, 2017.

(13)
Includes the number of shares beneficially owned by the directors and named executive officers listed in the above table, as well as 52,010 shares of common stock issuable upon the exercise of options within 60 days of March 24, 2017 that are beneficially owned by Mariam Morris.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2016, all officers, directors and greater than ten percent beneficial owners were in compliance with applicable Section 16(a) filing requirements.
EXECUTIVE OFFICERS
The biography for Uli Hacksell, Ph.D., our President, Chief Executive Officer and Chairman of the Board, is located in “Election of Directors” above.
Ronald Marcus, M.D. Dr. Marcus, age 59, has served as our Chief Medical Officer and Head, Regulatory Affairs since May 2015. Prior to joining Cerecor, Dr. Marcus served as the Chief Medical Officer of Spinifex Pharmaceuticals, a clinical-stage biotechnology company, from May 2014 to March 2015. Previously, Dr. Marcus was employed by Bristol-Meyers Squibb for 23 years, where he held a variety of positions including Executive Director of Neuroscience Global Clinical Research and Group Director of Neuroscience Strategic Unit. Dr. Marcus received his B.A. in Psychology from the University of Virginia and his M.D. from SUNY at Buffalo School of Medicine. Dr. Marcus completed a psychiatry residency at Cornell University Medical Center.
Mariam E. Morris. Ms. Morris, age 49, has served as our Chief Financial Officer since August 2015 and previously served as our interim Chief Financial Officer from May 2015 to August 2015. Prior to joining Cerecor, Ms. Morris was the sole proprietor of Mariam Morris CPA, a full service tax, accounting and business consulting firm, which she founded in January 2009 and operated until August 2015. Previously, Ms. Morris was the Chief Financial Officer of Sucampo Pharmaceuticals, Inc. from February 2004 to July 2009. From 1991 until 2001, Ms. Morris was an auditor for PricewaterhouseCoopers. Ms. Morris received her B.B.A. in Accounting from Texas Tech University and her M.S. in Taxation from Old Dominion University. Ms. Morris is a Certified Public Accountant in the State of Texas.
John J. Kaiser. Mr. Kaiser, age 61, has served as our Chief Business Officer since September 2015. He previously served as our Chief Commercial Officer from February 2014 to September 2015, and as our Vice President, Commercialization and Business Development from October 2012 to February 2014. Prior to joining Cerecor, Mr. Kaiser served as Senior Director of Business Development & New Ventures of MedAvante, Inc. from July 2011 to September 2012. Mr. Kaiser also founded Denysias Bioscience, LLC, where he served as Chief Executive Officer from February 2010 to June 2012. Mr. Kaiser also has served as President of Kaiser & Associates Consulting, a boutique consulting firm providing expertise to the biopharmaceutical industry, from November 2009 to October 2012. From February 2008 to November 2009, Mr. Kaiser served as Vice President of Commercial and Business Development at ACADIA Pharmaceuticals Inc. From February 1980 to January 2008, Mr. Kaiser held positions of increasing responsibility at Eli Lilly. Mr. Kaiser received his B.S. in Pharmaceutical Sciences from the James L. Winkle College of Pharmacy at the University of Cincinnati.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
The following table shows for the fiscal years ended December 31, 2016 and 2015, compensation awarded to or paid to, or earned by, our former President and Chief Executive Officer and our two other most highly compensated executive officers during the year ended December 31, 2016 (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE FOR FISCAL 2016

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Uli Hacksell, Ph.D.(2) President and Chief Executive Officer	2016	500,000		—		1,186,181	60,000	(3)	1,746,181
	2015	—		—		—	—		69,365
Ronald Marcus, M.D. Chief Medical Officer	2016	356,200		—		200,925	24,000	(4)	581,125
	2015	213,375	(5)	63,459	(6)	208,613	19,000	(4)	504,447
John Kaiser Chief Business Officer	2016	297,000		—		153,411	—		450,411
	2015	292,013		89,100	(6)	117,004	—		498,117

(1)
The amounts reflect the grant date fair value for option awards granted during 2016 and 2015 in accordance with FASB Topic ASC 718. Compensation will only be realized to the extent the market price of our common stock is greater than the exercise price of such option award.

(2)	Dr. Hacksell's employment with the Company commenced on January 1, 2016.

(3)
The amount listed consists of reimbursable travel expenses pursuant to the terms of Dr. Hacksell's offer letter. See "Narrative to Summary Compensation Table - Offer Letters - Uli Hacksell, Ph.D." below.

(4)
The amounts listed consist of temporary living expenses totaling and other moving expenses that the company reimbursed Dr. Marcus pursuant to the terms of his offer letter. See “Narrative to Summary Compensation Table — Offer Letters — Ronald Marcus, M.D.” below.

(5)	Dr. Marcus’ employment with the company commenced on May 18, 2015. The 2015 salary for Dr. Marcus reflects the pro rata portion of Dr. Marcus’ salary earned during 2015.

(6)
In 2015, each of Dr. Marcus and Mr. Kaiser received a bonus pursuant to our discretionary bonus plan for achievements relative to our goals and expectations for fiscal year 2015. See “Narrative to Summary Compensation Table — Annual Bonus” below.

Narrative to Summary Compensation Table
We review compensation annually for all employees, including our Named Executive Officers. In setting annual base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company.
Our Board of Directors historically has determined our executives’ compensation based on the recommendations of our Compensation Committee, which typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer. Our Board of Directors, without members of management present, discusses the Compensation Committee’s recommendations and ultimately approves the compensation of our executive officers.
As discussed above in “Information Regarding the Board of Directors and Corporate Governance – Information Regarding Committees of the Board of Directors – Compensation Committee,” our Compensation Committee has retained Radford as its independent compensation consultant. Radford provided competitive market data for privately-held, similarly-sized biotech companies prior to our initial public offering, and for publicly traded, similarly sized-biotech companies after our initial public offering, for the purposes of determining our executive compensation. In 2016 and 2015, our Compensation Committee recommended, and our Board of Directors approved, the base salaries and target discretionary bonuses described below based on Radford’s recommendations.
Annual Base Salary
We have entered into offer letters with each of our Named Executive Officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to our company. Annual base salaries are intended to provide a fixed component of compensation to our Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. The following table presents the annual base salaries for each of our Named Executive Officers for 2016, as determined by the Compensation Committee.

Name	2016 Base Salary ($)
Uli Hacksell, Ph.D.	500,000
Ronald Marcus, M.D.	356,200
John Kaiser	297,000
Annual Bonus
Our discretionary bonus plan motivates and rewards our Named Executive Officers for achievements relative to our goals and expectations for each fiscal year. Our Named Executive Officers are eligible to receive discretionary annual bonuses calculated as a target percentage of their annual base salaries, based on our Compensation Committee and Board of Directors’ assessment of their individual performance and our company’s results of operations and financial condition.
In 2016, as recommended by the Compensation Committee and approved by the Board, none of our Named Executive Officers received a bonus relative to achievement of goals for fiscal year 2016.
In 2015, our Compensation Committee recommended, and our Board of Directors approved, an increase to the cash bonus target for each Named Executive Officer, contingent upon the completion of our initial public offering. Dr. Paterson’s target bonus amount was increased to 50% of his post-initial public offering base salary, Dr. Marcus’ target bonus amount was increased to 35% of his post-initial public offering base salary and Mr. Kaiser’s target bonus amount was increased to 30% of his post-initial public offering base salary. The Compensation Committee determined that the overall achievement factor of fiscal year 2015 corporate goals for purposes of determining executive bonuses was 100%.

Equity-Based Awards
Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our Named Executive Officers. Our Compensation Committee is generally responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives
Our Board of Directors adopted, and our stockholders approved, our 2016 Equity Incentive Plan, or 2016 Plan, which replaced our 2015 Omnibus Incentive Compensation Plan, or 2015 Plan. The 2016 Plan became effective on May 18, 2016. Prior to this time, our Board of Directors granted long-term incentive awards pursuant to our 2015 Plan and 2011 Stock Incentive Plan, which preceded the 2015 Plan. The purpose of our 2016 Plan is to attract and retain employees, non-employee directors and consultants and advisors. Our 2016 Plan authorizes us to make grants to eligible recipients of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock units and stock-based awards. While we have made restricted stock awards to our executive officers in the past, our equity grants during 2016 and 2015 to our Named Executive Officers were only in the form of stock options.
Other Compensation
Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or deferred compensation plan sponsored by us during 2016 or 2015. We do, however, pay the premiums for life insurance for all of our employees, including our Named Executive Officers. Our Named Executive Officers also participate in our broad-based 401(k) savings plan offered to all full-time employees of the company. There is no mandatory matching or other employer contribution provided by the company during the year. Annually, the benefits committee determines if a discretionary match or other discretionary employer contribution is to be made. If made, any discretionary match or other employer contribution will vest over a six-year graded vesting schedule so that 20% vests during each year of service. Vesting is accelerated upon death, disability and termination of the plan.

Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our common stock through the 401(k) plan.
We generally do not provide perquisites or personal benefits to our Named Executive Officers, except that pursuant to his offer letter, in 2015 we reimbursed Dr. Marcus for both his moving and related expenses required to establish his residence in Baltimore, in an amount not to exceed $3,000, and his Baltimore living expenses, in an amount not to exceed $2,000 per month, totaling $16,000 in 2015. See “— Offer Letters — Ronald Marcus, M.D.”
Offer Letters
Uli Hacksell, Ph.D.
Dr. Hacksell entered into an offer letter with the company effective January 1, 2016. The offer letter provided for an annual base salary of $500,000. Dr. Hacksell is eligible to receive discretionary annual bonuses up to 45% of base salary as determined by our Board of Directors or the Compensation Committee, in its sole discretion, provided that Dr. Hacksell is employed by us on the applicable bonus payment date. Such annual discretionary bonuses are to be paid in the form of cash or equity awards, consistent with bonuses paid to chief executive officers of similarly situated companies in the biotechnology industry, subject to corporate and individual performance. Pursuant to the offer letter, Dr. Hacksell received a stock option to purchase 360,459 shares of common stock, which was subject to vesting as to one-third of the shares on January 1, 2017 and two-thirds of the shares in equal monthly installments on each monthly anniversary date of the first vesting date over the following 24 months.
The offer letter provides that at all times during Dr. Hacksell’s employment and thereafter, Dr. Hacksell must maintain the confidentiality of all confidential information obtained by him as a result of his employment with the company, assign all inventions and not disparage the company or any of its officers, directors, employees, shareholders or products. In addition, during the term of Dr. Hacksell’s employment with the company, Dr. Hacksell cannot (i) compete against the company, (ii) interfere with the relationships between the company and any of its subsidiaries, affiliates or any of their respective vendors or licensors or (iii) recruit in any way the employees of the company.
On January 26, 2017, Dr. Hacksell entered into an amendment the employment agreement effective January 1, 2016. The amendment reduces Dr. Hacksell's salary from $500,000 per year (the "Hacksell Original Base Salary") to $48,000 per year (the "Hacksell Reduced Base Salary"). Effective as the earlier of (i) January 1, 2018 or (ii) the closing of an equity or convertible debt financing on or before December 31, 2017 with total gross proceeds to the Company (excluding conversion of indebtedness or the exercise or conversion price of warrants or the like issued by the Company in such financing), of not less than $5,000,000 (the "Qualified Financing"), Dr. Hacksell's salary will revert back to the Hacksell Original Base Salary. The amendment also effects a retention bonus equal to the difference between the Hacksell Reduced Base Salary and the Hacksell Original Base Salary during the period from the Effective Date through the closing of the Qualified Financing .
Ronald Marcus, M.D.
Dr. Marcus entered into an offer letter with the company effective May 18, 2015. The offer letter initially provided for an annual base salary of $310,000. The Board of Directors subsequently approved increases to Dr. Marcus’ annual base salary, such that his annual base salary was $340,000 effective June 16, 2015, and $356,200 at December 31, 2015. In connection with Dr. Marcus’ commencement of employment, he is entitled to reimbursement of his Baltimore living expenses, not to exceed $2,000 per month, and moving and related expenses to establish his residence in Baltimore, not to exceed $3,000. Dr. Marcus is eligible to receive a discretionary annual bonus as determined by our Board of Directors or the Compensation Committee, in its sole discretion, provided that Dr. Marcus is employed by the company on the applicable bonus payment date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid the executives of similar grade of similarly situated companies on the biotechnology industry, subject to corporate and individual performance. Pursuant to the offer letter, Dr. Marcus received a stock option to purchase 55,714 shares of common stock, which was subject to vesting as to one-fourth of the shares on each of May 18, 2016, 2017, 2018 and 2019 subject to Dr. Marcus’ continued employment on the applicable vesting dates and the terms of the 2011 Stock Incentive Plan.
The offer letter provides that at all times during Dr. Marcus’ employment and thereafter, Dr. Marcus will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the company, assign all inventions and not disparage the company or any of its officers, directors, employees, shareholders or products. In addition, during the term of Dr. Marcus’ employment with the company, and for the 12-month period after Dr. Marcus’ termination of employment, Dr. Marcus cannot (i) compete against the company, (ii) interfere with the relationships between the company and any of its subsidiaries, affiliates or any of their respective vendors or licensors or (iii) recruit in any way the employees of the company.
John Kaiser
Mr. Kaiser entered into an offer letter with the company effective October 15, 2012. The offer letter initially provided for an annual base salary of $285,000. The Board of Directors subsequently approved increases to Mr. Kaiser’s annual base salary, such that his annual base salary was $297,000 at December 31, 2015. In connection with Mr. Kaiser’s commencement of employment, he was entitled to reimbursement of temporary living expenses for up to six months, which expired in April 2013, and a one-time relocation bonus of $100,000. Mr. Kaiser is eligible to receive a discretionary annual bonus as determined by our Board of Directors or the Compensation Committee, in its sole discretion, provided that Mr. Kaiser is employed by the company on the applicable bonus payment date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid the executives of similar grade of similarly situated companies on the biotechnology industry, subject to corporate and individual performance. Pursuant to the offer letter, Mr. Kaiser received a stock option to purchase 14,285 shares of common stock, which was subject to vesting as to one third of the shares on each of October 15, 2013, 2014 and 2015, subject to Mr. Kaiser’s continued employment on the applicable vesting dates and the terms of the 2011 Stock Incentive Plan.
The offer letter provides that at all times during Mr. Kaiser’s employment and thereafter, Mr. Kaiser will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the company, assign all inventions and not disparage the company or any of its officers, directors, employees, shareholders or products. In addition, during the term of Mr. Kaiser’s employment with the company, and for the 12 month period after Mr. Kaiser’s termination of employment, Mr. Kaiser cannot (i) compete against the company, (ii) interfere with the relationships between the company and any of its subsidiaries, affiliates or any of their respective vendors or licensors or (iii) recruit in any way the employees of the company.
On January 26, 2017, Mr. Kaiser entered into an amendment to the employment agreement effective September 12, 2012. The amendment reduces Mr. Kaiser's salary from $297,000 per year (the "Kaiser Original Base Salary") to $150,000 per year (the "Kaiser Reduced Base Salary"). Effective as the earlier of (i) January 1, 2018 or (ii) the closing of a Qualified Financing, Mr. Kaiser's salary will revert back to the Kaiser Original Base Salary. The amendment also effects a retention bonus equal to the difference between the Kaiser Reduced Base Salary and the Kaiser Original Base Salary during the period from the Effective Date through the closing of the Qualified Financing.

Payments Upon Termination or Change in Control
Uli Hacksell, Ph.D.
Dr. Hacksell’s offer letter provides for severance payments upon certain termination events. If Dr. Hacksells’s employment is terminated for any reason, the offer letter provides for payment of any accrued amounts of Dr. Hacksell’s annual base salary and all accrued and unused vacation earned through the date of termination, as well as any benefits accrued and due under any applicable benefit plans and programs of the company.
If Dr. Hacksell’s employment is terminated on account of his death or disability, and provided that Dr. Hacksell complies with the restrictive covenants set forth in the offer letter, and executed and does not revoke a release of claims in favor of the company in the case of termination on account of disability, he also is entitled to a pro rata average bonus, which for purposes of the offer letter means the average of the annual full-year cash bonuses he receives from the company for the three completed calendar years prior to termination, pro-rated for the portion of the year in which any such termination occurs, paid over 12 equal monthly installments.
If Dr. Hacksell’s employment is terminated by the company without cause or by Dr. Hacksell for good reason (each as defined in Dr. Hacksell's employment agreement), provided he complies with the restrictive covenants set forth in the offer letter, and executes and does not revoke a release of claims in favor of the company, Dr. Hacksell also is entitled to an amount equal to the sum of (i) 12 months of his then-current base salary and (ii) a pro rata average bonus, payable in 12 equal monthly installments. In addition, Dr. Hacksell is entitled to company-

paid COBRA premiums for 12 months or until he is eligible for substantially equal coverage, and full vesting of any restricted stock award, stock option or stock award granted during the Dr. Hacksell's employment term.
Ronald Marcus, M.D.
Pursuant to the terms of Dr. Marcus’ offer letter, if Dr. Marcus’ employment is terminated for any reason, then the company will pay Dr. Marcus his base salary, bonus and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of the company.
If Dr. Marcus’ employment is terminated by the company without cause or by Dr. Marcus for good reason (each as defined in Dr. Marcus' employment agreement), provided he complies with the restrictive covenants set forth in the offer letter and executes and does not revoke a release of claims in favor of the company, Dr. Marcus also is entitled to an amount equal to 12 months of his then-current base salary and the full vesting of the option granted to him pursuant to his offer letter. In addition, Dr. Marcus is entitled to company-paid COBRA premiums for 12 months or until he is eligible for substantially equal coverage, and full vesting of the stock option award.
John Kaiser
Pursuant to the terms of Mr. Kaiser’s offer letter, if Mr. Kaiser’s employment is terminated for any reason, then the company will pay Mr. Kaiser his base salary, bonus and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of the company.
If Mr. Kaiser’s employment is terminated by the company without cause or by Mr. Kaiser for good reason (each as defined in Mr. Kaiser's employment agreement), provided he complies with the restrictive covenants set forth in the offer letter and executes and does not revoke a release of claims in favor of the company, Mr. Kaiser also is entitled to an amount equal to 12 months of his then-current base salary, payable in 12 equal monthly installments, and the full vesting of the option granted to him pursuant to his offer letter. In addition, Mr. Kaiser is entitled to company-paid COBRA premiums for 12 months or until he is eligible for substantially equal coverage, and full vesting of the stock option award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows for the fiscal year ended December 31, 2016, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Uli Hacksell, Ph.D.	6/2/2015	11,607	(1)	—		6.13	6/1/2025
	11/9/2015	5,571	(2)	11,143		5.80	11/8/2025
	01/01/2016	—		360,459	(3)	3.35	12/31/2025
	08/17/2016	—		130,000	(4)	3.77	08/16/2026
Ronald Marcus, M.D.	6/2/2015	22,053	(5)	33,661		6.13	6/1/2025
	10/20/2015	4,375	(6)	10,625		6.49	10/19/2025
	2/24/2016	—		44,286	(7)	3.01	2/23/2026
	08/17/2016	—		40,000	(4)	3.77	08/16/2026
John Kaiser	11/9/2012	14,285	(8)	—		8.68	11/08/2022
	8/29/2013	7,142	(9)	—		8.96	8/28/2023
	7/10/2014	19,285	(1)	—		10.08	7/9/2024
	10/20/2015	11,667	(6)	28,333		6.49	10/19/2025
	2/24/2016	—		31,288	(7)	3.01	2/23/2026
	08/17/2016	—		32,500	(4)	3.77	08/16/2026

(1)	Such stock options were fully vested on the date of grant.

(2)	Such stock options vest in three equal annual installments on each of November 9, 2016, 2017 and 2018.

(3)	One-third of such stock options vest on January 1, 2017, and the remaining two-thirds vest in equal monthly installments over the following 24 months.

(4)	One-fourth of such stock options vest on August 17, 2017, and the remaining three-fourths vest in equal monthly installments over the following 36 months.

(5)	One-fourth of such stock options vest on May 18, 2016, and the remaining three-fourths vest in equal monthly installments over the following 36 months.

(6)	One-fourth of such stock options vest on October 20, 2016, and the remaining three-fourths vest in equal monthly installments over the following 36 months.

(7)	One-fourth of such stock options vest on February 24, 2017, and the remaining three-fourths vest in equal monthly installments over the following 36 months.

(8)	Such stock options vested in three equal installments on each of October 15, 2013, 2014 and 2015.

(9)	Such stock options vested in three equal installments on each of May 5, 2014, 2015 and 2016.

DIRECTOR COMPENSATION
The following table sets forth information regarding the total compensation paid to our non-employee directors during 2016. The compensation amounts presented in the table below are historical and are not indicative of the amounts we may pay our directors in the future. Directors who are also our employees receive no additional compensation for their services as directors and are not set forth in the table below.

After consultation with Radford, our Board of Directors approved a compensation policy for our non-employee directors that became effective upon the closing of our initial public offering and was further amended on January 10, 2016. This policy provides for the following compensation to our non-employee directors following our initial public offering:

•	If not an employee director, the chair of our Board of Directors receives an annual fee from us of $60,000 and each other non-employee director will receive $35,000;

•	The chair of our Audit Committee receives an annual fee from us of $15,000 and each other members receives $7,500;

•	The chair of our Compensation Committee receives an annual fee from us of $10,000 and each other members receives $5,000;

•	The chair of our Nominating and Corporate Governance Committee receives an annual fee from us of $7,000 and each other members receives $3,500; and

•
Each non-employee director are entitled to an initial grant of options to purchase 16,714 shares of our common stock and an annual grant of options to purchase 8,357 shares of our common stock under our 2015 Plan. The initial grant will vest in three substantially equal annual installments over three years and the annual grant will vest in full or the one year anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates.

•
Beginning in the second quarter of 2016, each non-employee director may make an election to receive all or a part of his or her annual cash compensation in the form of stock options to purchase shares of the company’s common stock. Elections must be made in multiples of 5% of an Eligible Director’s aggregate cash retainer.

All fees under the director compensation policy are paid on a rolling annual basis and no per meeting fees are paid. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of director and committee meetings.

The following table shows for the year ended December 31, 2015 certain information with respect to the compensation of all non-employee directors of the Company:
DIRECTOR COMPENSATION FOR 2016

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Thomas H. Aasen(1)	26,566	15,938	42,504
Eugene A. Bauer, M.D.(2)	24,066	14,438	38,504
Isaac Blech(3)	10,502	32,750	43,252
Phil Gutry(4)	42,502	7,500	50,002
Uli Hacksell, Ph.D.(5)	—	—	—
Magnus Persson, M.D., Ph.D.(6)	29,690	17,813	47,503
Behshad Sheldon(7)(8)	36,375	—	36,375

(1)	Mr. Aasen held 38,495 shares of common stock underlying option grants at December 31, 2016.

(2)	Dr. Bauer held 44,373 shares of common stock underlying option grants at December 31, 2016.

(3)	Mr. Blech held 117,787 shares of common stock underlying option grants at December 31, 2016.

(4)	Mr. Gutry held 31,388 shares of common stock underlying option grants at December 31, 2016.

(5)	Dr. Hacksell held 518,780 shares of common stock underlying option grants at December 31, 2016.

(6)	Dr. Persson held 65,074 shares of common stock underlying option grants at December 31, 2016.

(7)	Ms. Sheldon resigned from our Board of Directors on September 30, 2016.

(8)	Ms. Sheldon held zero shares of common stock underlying option grants at December 31, 2016.

EQUITY COMPENSATION PLAN INFORMATION
The following table contains certain information with respect to our equity compensation plan in effect as of December 31, 2016:

Plan category	Shares of common stock to be issued upon exercise of outstanding options (#)	Weighted-average exercise price of outstanding options ($)	Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by stockholders	1,849,359	$5.57	666,069	(1)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,849,359	$5.57	666,069

(1)
Reflects shares of common stock available for future issuance under our 2016 Equity Incentive Plan at December 31, 2016. In April 2016, our board of directors adopted the 2016 Equity Incentive Plan, which was approved by our stockholders in May 2016. The 2016 Equity Incentive Plan became effective on May 18, 2016, and on this date our 2015 Omnibus Incentive Plan merged with and into our 2016 Equity Incentive Plan. Accordingly, no additional stock awards will be granted under the 2015 Omnibus Incentive Plan. Pursuant to the terms of the 2016 Equity Incentive Plan, an additional 377,365 shares were added to the number of available shares effective January 3, 2017.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
In 2015, in connection with our initial public offering, our Board of Directors adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company is, was or will be a participant, the amount involved exceeds $120,000, with one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person.”
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the interests, direct or indirect, of any related person in the transaction;

•	the purpose of the transaction;

•	the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved;

•	the risks, costs and benefits to the company; the availability of other sources of comparable products or services;

•	management’s recommendation with respect to the proposed related person transaction;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products;

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
Our audit committee will approve only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the company and its stockholders, as the audit committee determines in the good faith exercise of its discretion.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	transactions involving compensation for services provided to the company as an employee, consultant or director; and

•
a transaction, arrangement or relationship in which a related person’s participation is solely due to the related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship.

We did not have a written policy regarding the review and approval of related person transactions prior to our initial public offering. Nevertheless, with respect to such transactions, it has been the practice of our Board of Directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of the Company, or not contrary to, our best interests. In addition, all related person transactions required prior approval, or later ratification, by our Board of Directors.

CERTAIN RELATED PERSON TRANSACTIONS
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Second Amended and Restated Investors’ Rights Agreement
We are a party to a Second Amended and Restated Investors’ Rights Agreement with certain holders of our common stock who previously held our convertible preferred stock, including some of our 5% stockholders and their affiliates and entities affiliated with our directors. This agreement provides these holders the right, subject to the terms of lock-ups entered into in connection with our initial public offering, to demand that we file a registration statement or to request that their shares be covered by a registration statement that we are otherwise filing.
Offer Letters
We have entered into offer letters with our current and former executive officers, including Dr. Paterson. For more information regarding these agreements, please see “Executive Compensation – Narrative to Summary Compensation Table – Offer Letters.”
Stock Option Grants to Executive Officers and Directors
We have granted stock options to our named executive officers and directors as more fully described in “Executive Compensation” and “Director Compensation.”

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Cerecor stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Cerecor. Direct your written request to Corporate Secretary, Cerecor Inc., 400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202 or contact our Investor Relations department at 443-304-8022 or by email at IR@cerecor.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Mariam E. Morris
Secretary
March 31, 2016
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, Corporate Secretary, Cerecor Inc., 400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202.

ANNUAL MEETING OF STOCKHOLDERS OF

cerecor

May 12, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, annual report to stockholders and proxy card are available at ir.cerecor.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000001000 9

051217

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF TWO DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Isaac Blech
○ Phil Gutry

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposal 2.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CERECOR INC.

Proxy for Annual Meeting of Stockholders on May 12, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Uli Hacksell and Mariam Morris, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock held by the undersigned of record on March 24, 2017, which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Cerecor Inc., to be held on May 12, 2017 at 10:00 am Eastern Time at the offices of Cooley LLP, 1114 Avenue of the Americas, New York, New York 10036, and at any adjournments or post-ponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475

Important Notice of Availability of Proxy Materials for the Stockholder Meeting of

cerecor

To Be Held On:

May 12, 2017 at at 10:00 am Eastern Time

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 05/02/17.

Please visit ir.cerecor.com, where the following materials are available for view:

- Notice of Annual Meeting of Stockholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report

TO REQUEST MATERIAL: **TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)**
E-MAIL: info@amstock.com
WEBSITE: https://www.astfinancial.com/proxyservices/requestmaterials.asp

TO VOTE: **IN PERSON:** You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit **www.voteproxy.com** to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

NOMINEES:
Isaac Blech
Phil Gutry

Please note that you cannot use this notice to vote by mail.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF TWO DIRECTORS AND "FOR" PROPOSAL 2.